Exhibit 10.10

confidential

EXECUTION VERSION

PROJECT ADMINISTRATION SERVICES AGREEMENT

by and among

NRG WEST HOLDINGS LLC,

EL SEGUNDO ENERGY CENTER LLC

and

NRG WEST COAST LLC

Dated as of

March 31, 2011

i

10.3	Delivery of Company Property and Other Matters	13

ARTICLE 11 STANDARD OF PERFORMANCE		14
11.1	Standard of Performance; No Implied Warranties	14

ARTICLE 12 LIMITATIONS OF LIABILITY		14
12.1	Total Limitation of Liability	14
12.2	Waiver of Consequential Damages	15

ARTICLE 13 FORCE MAJEURE		15

ARTICLE 14 INSURANCE		15
14.1	Company’s Insurance Requirements	15
14.2	Administrator’s Insurance Requirements	16
14.3	Evidence, Terms and Modification of Insurance	16

ARTICLE 15 NOTICES		16

ARTICLE 16 CONFIDENTIALITY		18
16.1	Confidentiality	18

ARTICLE 17 DISPUTE RESOLUTION		18
17.1	Applicability	18
17.2	Negotiation by Senior Management	19
17.3	Binding Arbitration	19

ARTICLE 18 MISCELLANEOUS		21
18.1	Governing Law	21
18.2	Compliance with Laws; Taxes	21
18.3	Survival	21
18.4	Headings	22
18.5	Assignment	22
18.6	Effect of Waiver	22
18.7	Severability	22
18.8	Entire Agreement; Amendments	22
18.9	Not for the Benefit of Third Parties	23
18.10	Counterparts	23
18.11	Further Assurances	23
18.12	No Recourse to Affiliate	23
18.13	No Liens	23
18.14	Cooperation with Lenders	24
18.15	Untimely Payments	24

ii

Exhibits

A – Schedule of Definitions

B – Real Property Documents

C – Permits

D – Project Agreements

Schedules

4.1                               Schedule of Administrative Services

14                                  Insurance Requirements

iii

PROJECT ADMINISTRATION SERVICES AGREEMENT

This PROJECT ADMINISTRATION SERVICES AGREEMENT (this “Agreement”), dated as of March 31, 2011 (the “Effective Date”) is by and among EL SEGUNDO ENERGY CENTER LLC, a Delaware limited liability company, NRG WEST HOLDINGS LLC, a Delaware limited liability company (El Segundo Energy Center LLC and NRG West Holdings LLC collectively being referred to herein as the “Company”), and NRG WEST COAST LLC, a Delaware limited liability company (the “Administrator”). The Company and the Administrator are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Company owns and is currently developing the gas-fired electric generating facility with an expected nameplate capacity of approximately 550 MW located in El Segundo, California (the “Facility”) and composed of two trains of rapid response, combined cycle, fast start combustion turbine generators together with all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and the sale of power therefrom.

WHEREAS, the Administrator or certain of its Affiliates have expertise in the project administration of electric generating facilities of the type and character of the Facility.

WHEREAS, the Company wishes to engage the Administrator, and the Administrator wishes to accept such engagement, to administer the Facility and to perform certain other duties pertaining to the Facility, in each case in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                            Definitions.

Apart from proper nouns and except as required by grammatical usage, as used in this Agreement, including the Recitals, each capitalized term has the meaning given to it in this Agreement and in the Schedule of Definitions attached as Exhibit A.

1.2                            Construction.

All references herein to any agreement are references to such agreement as amended, supplemented or modified from time to time in accordance with its terms. All references to a particular entity shall include a reference to such entity’s permitted successors and assigns. The words “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. The singular includes the plural and the masculine includes the feminine and neuter, and vice versa. The words “includes” or “including” shall be deemed to mean “including, without limitation” or the correlative meaning. All exhibits and schedules to this Agreement are hereby incorporated herein by reference and considered a part of this Agreement for all purposes. This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part thereof.

ARTICLE 2
ENGAGEMENT OF THE ADMINISTRATOR

2.1                            Engagement of the Administrator.

The Company hereby engages the Administrator as an independent contractor to administer the Facility, perform development services and to perform other duties pertaining to the Facility, all as set forth in this Agreement. The Administrator accepts such engagement and agrees to perform such duties in accordance with the terms and conditions hereof.

2.2                            Relationship.

The Administrator shall act as an independent contractor of the Company with respect to the performance of its obligations hereunder. Neither the Administrator nor any of its Affiliates, employees, subcontractors, vendors or suppliers, or any employees of any of the foregoing Persons shall be deemed to be agents, representatives, employees, or servants of the Company as a result of this Agreement or of performing any duties hereunder, and no such Person as a result of entering into this Agreement or of performing any duties hereunder shall have the right, authority, obligation or duty to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the Company; except that the Administrator has the right and obligation to act for and on behalf of and to bind the Company to the extent expressly contemplated by and in accordance with this Agreement. In no case shall this Agreement be construed to create a relationship of partnership or any other association of profit between the Company, on the one hand, and the Administrator or any of its Affiliates, employees, subcontractors, vendors or suppliers, or any employees of any of the foregoing Persons, on the other hand.

2.3                            Engagement of Third Parties.

The Administrator may engage such Persons (including the Administrator’s Affiliates) as it deems advisable for the purpose of performing or carrying out any of its obligations under this Agreement (such Persons, the “Subcontractors”); provided, however, that (a) no such engagement shall relieve the Administrator of any of its obligations or liabilities under this Agreement, including those set forth in Article 11, and (b) the engagement of any proposed Subcontractor is subject to the Company’s prior written approval, not to be unreasonably withheld or delayed, if the annual amount payable to such Subcontractor (or any Affiliate of such Subcontractor) under the relevant subcontract or subcontracts exceeds (i) $250,000 with respect to Services hereunder included under the Fixed Fee (as described in Section 7.1) or (ii) $100,000 with respect to Services or Additional Services hereunder included under Reimbursable Expenses (as described in Section 7.2). In no case shall the Company be deemed to have contractual privity with any Subcontractor solely as a result of the engagement by the Administrator of such Subcontractor for the provision of Services.

ARTICLE 3
TERM

3.1                               Term. The initial term of this Agreement shall commence on the Effective Date and shall continue for ten (10) years following the Placed-in-Service Date (the “Initial Term”), subject to termination earlier as provided in this Agreement. Upon the expiration of the Initial Term, the term of this Agreement shall automatically be extended for successive three year periods unless either Party provides the other Party a written notice of its election not to so renew this Agreement (the “Renewal Notice”) to the Administrator at least one hundred twenty (120) Days prior to the scheduled expiration of this Agreement (the Initial Term plus any such extension term, being referred to herein as the “Term”); provided that the Administrator accepts such renewal election by delivering written acceptance to the Company within thirty (30) Days after the date of the Renewal Notice.

ARTICLE 4
ADMINISTRATOR’S SERVICES; DUTIES; OBLIGATIONS

During the Term of this Agreement, the Administrator shall provide the Administrative Services (as defined below) in consideration of the Fixed Fee and Reimbursable Expenses provided for in this Agreement. The Administrative Services and other services described in Sections 4.1, 4.2(a) and 4.2(b) are collectively referred to herein as the “Services”. The Administrator shall perform all of the Services and the Additional Services under this Agreement in accordance with the Budget and Article 11. Notwithstanding anything to the contrary in the foregoing, if pursuant to Section 4.2(b) or any other provision under this Agreement, the Administrator is precluded from performing any Service or Additional Service, the Administrator shall be relieved from its obligation to provide such Service or Additional Service.

4.1                            Services.

(a)                                 The term “Administrative Services” shall mean the services listed on Schedule 4.1, which shall be provided to either Company, or at the Company’s request, to the Holding Company. Subject to the approval requirements set forth in this Agreement and the limitations set forth in Section 4.2(b), the Administrator shall, from the Effective Date, provide or, subject to Section 2.3, cause to be provided the Administrative Services listed in Section 1 of Schedule 4.1 to the Company for the Fixed Fee; and, subject to Section 2.3, provide the Administrative Services listed in Section 2 of Schedule 4.1 through a Subcontractor and such Subcontractor costs shall be Reimbursable Expenses.

(b)                                 The Administrator shall cooperate fully and provide such records and other information that may be requested by the Company, the Holding Company or any of its members in connection with (i) the filing of its tax returns, (ii) the maintenance and retention of its books and records, (iii) any financial reporting or other disclosures that may be required, and (iv) any audit, litigation or other proceeding by any Governmental Authority, including those that pertain to taxes. The Administrator will immediately provide the Company with written notice of any audit notices, communications or other inquiries from any Governmental Authority.

4.2                               Other General Duties.

The Administrator shall provide the following Services from the Effective Date:

(a)                                 Budget.

(i)                                     The Approved Budget has been approved by the Company. Sixty (60) Days prior to the Placed-in-Service Date, the Administrator will prepare and deliver a draft Approved Operating Budget for the remainder of the calendar year in which the Placed-in-Service Date occurs (the “Stub Year”) for approval by the Company.

(ii)                                  Within thirty (30) Days of the Effective Date or as otherwise directed by the Company, the Administrator shall deliver to the Company a draft Approved Operating Budget for the succeeding calendar year (the “First Full Year”) detailing the expected revenues and expenses for the First Full Year for approval by the Company.

(iii)                               Beginning on the First Full Year, the Administrator shall deliver a proposal for the Approved Operating Budget on or before September 1 of each calendar year. The Company shall have thirty (30) Days from receipt of the proposed Approved Operating Budget either to approve the same or to assist the Administrator in preparing a final Approved Operating Budget to the Company’s satisfaction by October 15th of each year. In the event that a proposed Approved Operating Budget is not approved by the Company within the time indicated in the preceding sentence, the Approved Operating Budget prepared and approved for the previous year shall be utilized and implemented by the Administrator until such time as the new Approved Operating Budget is approved.

(iv)                              If, during any calendar year, the Administrator believes that a variance (in excess of the permitted variances described in subsection (v) below) is reasonably likely to occur between the actual expense and the budgeted expense for a particular material budget item, the Administrator shall timely notify the Company of such belief in writing and advise the Company of the necessary revisions to the annual Approved Operating Budget and the reasons for those revisions. If the Company agrees, the Company shall arrange for approval of a revised Approved Operating Budget for the balance of the year (or other applicable time period) and shall communicate to the Administrator the final version of Approved Operating Budget so approved.

(v)                                 The costs and expenses that are no more than (A) ten percent (10%) greater than any line item on the Approved Operating Budget or (B) do not cause the overall Approved Operating Budget to be exceeded, and which are otherwise incurred in accordance with the most recently Approved Operating Budget shall not require any additional approval of the Company; provided, however, that the Administrator shall make certain that such expenditures are commercially reasonable and necessary.

(vi)                              Subject always to approval by the Company, the Administrator shall administer, amend, supplement or modify, as required, the Budget.

(b)                                 Restricted Actions. The Administrator shall obtain the Company’s permission before engaging in activities with respect to the Facility that are neither (x) within the scope of the Services nor (y) emergency in nature. The Administrator may engage in activities with respect to the Facility required by applicable Law with prior notice to the Company; provided that, unless action is imminently required, the Administrator will provide the Company with a reasonable period for response and discussion before any action is taken. The Administrator shall not in any case undertake any of the following actions, without the prior written approval of the Company:

(i)                                     sell, assign, lease, pledge, mortgage, encumber, grant a security interest in, convey, or make any license, exchange or other transfer or disposition of any property or assets of the Company or the Facility;

(ii)                                  make, enter into, execute, amend, terminate, modify or supplement any contract or agreement for or by the amount of greater than $100,000 (including any labor or collective bargaining agreement), or amend or waive any material rights under any Project Agreement, in each case on behalf of or in the name of the Company;

(iii)                               settle, compromise, assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any Claim, suit, debt, demand or judgment against or due by, the Company or related to the Facility or submit any such Claim or stipulate in respect thereof to a judgment, or consent to the same;

(iv)                              engage in any other transaction on behalf of the Company not expressly permitted under this Agreement;

(v)                                 declare an event of default with respect to the Facility under any Project Agreement;

(vi)                              terminate or suspend performance of any Project Agreement;

(vii)                           take any action that would result in a default under any Financing Agreement; or

(viii)                        subcontract for services except for (A) services approved in the Budget, (B) Additional Services or (C) services whose costs and expenses are within the variances provided in Section 4.2(a)(v) other than if required for emergency situations.

(c)                                  Additional Services. From time to time during the Term of this Agreement, the Company may request that the Administrator furnish specific services in addition to the Services in Sections 4.1, 4.2(a) and 4.2(b) (the “Additional Services”) that are within the general scope of this Agreement. If the Company desires the Administrator to perform Additional Services and the Administrator agrees, the Parties shall agree in a written statement of work (a “Statement of Work”) to provide for the performance of the Additional Services. Each Statement of Work shall reference this Agreement and shall specify (i) the Additional Services to be performed by the Administrator, (ii) an estimate of charges to the Company for the Additional Services and (iii) other mutually agreed upon terms and conditions.

4.3                               Inspection by Company.

The Administrator shall allow the Company and the Company’s authorized representatives during normal business hours access to inspect the books and records maintained by the Administrator with respect to the Facility or the Facility Site, excluding, however, (a) the Administrator’s company books and records that do not pertain to charges or costs upon which Reimbursable Expenses are based, (b) personnel information or compensation or benefits information pertaining to employees of the Administrator or its Affiliates (not based at the Facility Site), and (c) information covered by legal privilege or which cannot be disclosed without violating applicable Law or breaching contractual obligations to third parties. The Company shall have the right to audit such books and records at the Company’s sole cost and expense; provided, that the Company shall only have the right to inspect and audit such books and records for any period that is within the seven (7) calendar years from the date of final payment hereunder or the final settlement or disposition of any Claim made pursuant to this Agreement. If any such inspection or audit discloses an error and that, as a result thereof, any overpayment or any underpayment has occurred, the amount thereof shall be paid within thirty (30) Days after receipt of an invoice (with reasonable supporting detail) with interest (except that any underpayment caused by the actions or inactions of the Administrator will not bear interest) at the rate set forth in Section 7.4 to the Party to whom it is owed by the other Party; provided, that a Party shall only be liable for any amounts hereunder that relate to errors discovered and disclosed within the inspection and audit period provided for in this provision.

4.4                               Obligations.

The Administrator shall have no liability for any obligations except those expressly stated in this Agreement, and nothing in this Agreement shall obligate the Administrator to perform any duties or assume any liabilities under any agreement to which the Administrator is not directly a party unless such duties are also expressly stated in this Agreement and then only to such extent. The Company acknowledges that the Administrator’s performance under this Agreement is dependent upon the Administrator having access to all documents as reasonably required by the Administrator and having required approvals and decisions from the Company.

4.5                               Non-Exclusive Arrangement.

The Administrator and Administrator Related Parties may provide services similar to the Services and Additional Services to other parties, including Affiliates of the Company’s members, and may also own, engage in, and possess interests in, other businesses, activities, ventures, enterprises and investments of any and every type and description, independently or with others, that may be in competition with the Company and its subsidiaries, with no duty or obligation (express, implied, fiduciary or otherwise) (a) to refrain from engaging in such activities, (b) to offer the right to participate in such activities to the Company, its members or subsidiaries, or (iii) to account to, or to share the results or profits of such activities with, the Company and its members and subsidiaries, and any doctrines of non-competition, “company opportunity” or similar doctrines are hereby expressly disclaimed; provided, however, in each case, that the Administrator and Administrator Related Parties are in compliance with the terms of this Agreement, including Article 16. The Company hereby waives any and all rights and claims on the basis of such doctrines which it may otherwise have against any Administrator

Related Party as a result of any such activities, provided that any such activities do not arise from or involve any breach of Article 16 or any other provision of this Agreement.

ARTICLE 5
COMPANY’S RESPONSIBILITIES

5.1                               Company’s Responsibilities.

The Company shall do all of the following:

(a)                                 with the exception of information and data the Administrator is required to provide hereunder, provide the Administrator with all material information, including permits, agreements (including the Project Agreements), data, documents for the Facility, the Facility Site or the Company, that is reasonably required for the Administrator to perform its obligations under this Agreement;

(b)                                 examine all material documents submitted by the Administrator and render decisions pertaining thereto promptly;

(c)                                  promptly make decisions required under this Agreement, any Project Agreement or any other agreement that the Administrator may be requested to administer hereunder and respond to all reasonable requests from the Administrator for approval made hereunder;

(d)                                 promptly execute and deliver such evidence of the Administrator’s authority as may be reasonably required by third parties; and

(e)                                  except where the same are being disputed in good faith, promptly make all payments and incur all expenditures required in connection with the Facility in accordance with this Agreement and the Budget.

5.2                               Insurance.

The Company shall include the Administrator as an additional insured on each insurance policy, as applicable, relating to the administration of the Facility which the Company is required to take out and maintain by any lenders providing Financing for the Facility and any regional transmission operator. The Company shall provide the Administrator notice in writing of any changes to such policies from time to time, or before doing so, of the cancellation of any such policy or policies. Any obligation or liability for premiums, commissions, assessments, deductibles or calls in connection with any recovery under an insurance policy required under Schedule 14 shall be the sole responsibility of the Company, except for Claims arising from Losses due to the Administrator or its subcontractor’s fraud, bad faith, gross negligence or willful misconduct, in which case the Administrator shall be responsible for all deductibles or other uninsured Losses. All policies procured by the Company shall require the insurer to waive subrogation against the Administrator Related Parties and all such Persons shall be included as additional insureds to the extent of their interests related hereto.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1                               Representations and Warranties of Parties.

As of the date of this Agreement, each Party represents and warrants to each other Party that:

(a)                                 it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation;

(b)                                 it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary corporate, company, partnership and/or other actions to authorize such execution and delivery and performance of such obligations;

(c)                                  its execution and delivery of this Agreement and its performance of its obligations under this Agreement do not violate or conflict with any Law applicable to it; with any provision of its charter or bylaws (or comparable constituent documents); with any order or judgment of any Governmental Authority applicable to it or any of its assets; or with any contractual restriction binding on or affecting it or any of its assets;

(d)                                 all authorizations of and exemptions, actions or approvals by, and all notices to or filings with, any Governmental Authority that are required to have been obtained or made by it at the time this representation is made with respect to this Agreement have been obtained or made and are in full force and effect, and all conditions of any such authorizations, exemptions, actions or approvals have been complied with;

(e)                                  this Agreement constitutes the Party’s legal, valid, and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law); and

(f)                                   except as otherwise permitted herein, it has neither initiated nor received written notice of any action, proceeding, or investigation pending, nor, to its knowledge, is any such action, proceeding, or investigation threatened (or any basis therefor known to it) which questions the validity of this Agreement, or which would materially or adversely affect its rights or obligations as a Party.

ARTICLE 7
FEES AND COST REIMBURSEMENT

7.1                               Fees.

(a)                                 Fixed Fee. Commencing on the Effective Date, the Company shall pay the Administrator (i) an annual Fixed Fee (as adjusted pursuant to Section 7.1(b)) equal to Three Hundred Thousand Dollars ($300,000) plus (ii) an amount equal to all Reimbursable Expenses.

The Fixed Fee includes compensation for all Services and work performed by the Administrator hereunder, including those Services set forth in Section 1 of Schedule 4.1, but excludes compensation for the Services, Additional Services and other work described in Section 7.2, which shall be payable hereunder as Reimbursable Expenses. The Fixed Fee shall be payable monthly in arrears at the rate of one-twelfth (1/12th) of the annual Fixed Fee. The Fixed Fee may be prorated for partial months at the beginning and end of the Term hereof, based on the number of days for which the Administrator performed the Services, in accordance with Section 7.3. If the Company declares Force Majeure, the Company shall continue to pay the Administrator the Fixed Fee (as adjusted pursuant to Section 7.1(b)) and the Reimbursable Expenses, as applicable; provided, however, that if the Force Majeure continues for a period of greater than one hundred eighty (180) Days, this payment obligation shall terminate.

(b)                                 Fee Adjustment. The Fixed Fee shall be increased (but not decreased) annually for each calendar year after the Effective Date by a factor of one hundred percent (100%) of the percentage change in the GDPIPD during such calendar year.

7.2                               Reimbursable Expenses.

Costs and expenses incurred by the Administrator in connection with the following shall be payable by the Company to the Administrator on a reimbursable basis (“Reimbursable Expenses”): (a) the Administrative Services listed in Section 2 of Schedule 4.1 that are provided through a Subcontractor, (b) any Additional Services performed by the Administrator pursuant to a Statement of Work under Section 4.2(c), and (c) any service provided at or upon the Company’s request under Section 10.3 and any other expenses reasonably incurred by the Administrator on the Company’s behalf that are consistent with this Agreement, including any payments made to third parties, and agreed to or approved in advance in writing by the Company. Reimbursable Expenses shall be payable monthly in arrears in accordance with Section 7.3.

7.3                               Payment Procedure.

(a)                                 No later than twelve (12) Days after the end of each calendar month following the Effective Date, the Administrator shall submit to the Company an invoice for the just ended calendar month for (i) Reimbursable Expenses incurred in any prior calendar months and (ii) the Fixed Fee earned by the Administrator in the just ended calendar month.

(b)                                 If there is a dispute about any amount invoiced by the Administrator under Section 7.3(a), the Company shall pay the amount not in dispute in accordance with Section 7.3(c). The Company shall pay any disputed amount ultimately determined as payable with interest in accordance with the provisions of Section 7.4.

(c)                                  The Company shall pay all payments to the Administrator under this Article 7 by wire transfer of immediately available funds to the Administrator at an account designated in writing by the Administrator within thirty (30) Days of receipt of the invoice by the Company.

7.4                               Past Due Amounts.

If any amount due under this Agreement, including this Article 7, is not timely paid by the Party from whom it is due, then, in addition to any other rights and remedies available to the

Administrator, the unpaid balance shall bear interest until paid at the Default Rate (defined below) during the period from such specified date to and including the date payment is received. The “Default Rate” shall be equal to the prime rate as published in the Wall Street Journal (or any successor publication), plus two percent (2%); provided, that if there is a bona fide Dispute timely made in good faith over whether non-paid amounts are due and it is ultimately determined that such amounts are due, then the Default Rate with respect to such Disputed amounts shall be equal to the prime rate as published in the Wall Street Journal (or any successor publication). For purposes of the preceding sentence, the Wall Street Journal published on the date a payment was due shall be used to determine the Default Rate, or if there is no publication on such date, than the Wall Street Journal published on the immediately following Business Day shall be used.

ARTICLE 8
RIGHTS OF COMPANY; LICENSE OF COMPANY PROPERTY

8.1                               Company Property.

The Administrator hereby acknowledges and agrees that the Company shall hold title to all reports, records, books, plans, designs, papers, data, information or print outs or other information used by the Administrator in connection with the performance of Administrator’s obligations under this Agreement to the extent such assets have been paid for by the Company, including those which the Administrator has generated, received or purchased (but has been reimbursed by the Company) in the course of performing its duties hereunder (“Company Property”), but excluding any Administrator owned or licensed property (including software, or other intellectual property developed outside of the scope of the Services or Additional Services). Notwithstanding the foregoing, Company Property does not include personnel records, information about Administrator’s internal costs or internal business practices, trade secrets and other confidential information of the Administrator, materials covered by legal privilege, or materials relating to any audit or dispute between the Parties or between Administrator and any other Person.

8.2                               License of Company Property.

The Company hereby grants the Administrator (including its relevant Subcontractors) a paid-up, worldwide license to use the Company Property in connection with this Agreement. Such license shall automatically expire immediately upon the termination or expiration of this Agreement; provided that Administrator may retain a copy of Company Property as the Administrator deems necessary for compliance with Law or for audit purposes.

ARTICLE 9
INDEMNIFICATION

9.1                               Company Indemnity; Disclaimer.

(a)           THE COMPANY HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS THE ADMINISTRATOR RELATED PARTIES FROM AND AGAINST ANY AND ALL LOSSES FOR INJURY OR DEATH OF NATURAL PERSONS OR PHYSICAL LOSS OF OR DAMAGE TO PROPERTY OF ANY PERSON OTHER THAN

ANY ADMINISTRATOR RELATED PARTY TO THE EXTENT ARISING OUT OF THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT AND IN ANY WAY RELATED TO OR ARISING FROM THE SERVICES, THE ADDITIONAL SERVICES OR THE ADMINISTRATOR’S OBLIGATIONS OR RESPONSIBILITIES HEREUNDER.

(b)                                 IN NO EVENT SHALL THE COMPANY BE LIABLE TO ANY ADMINISTRATOR RELATED PARTIES PURSUANT TO THIS SECTION 9.1(b) FOR ANY LOSS THAT ARISES OUT OF, RELATES TO, OR IS OTHERWISE ATTRIBUTABLE TO THIS AGREEMENT OR THE PERFORMANCE OF SERVICES, OR ANY ADDITIONAL SERVICES, HEREUNDER, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMPANY. THIS SECTION 9.1(b) SPECIFICALLY PROTECTS THE COMPANY AGAINST SUCH LOSSES EVEN IF AND TO THE EXTENT THAT THEY ARE CAUSED BY THE STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY (OTHER THAN FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE COMPANY; AND ALL SUCH CLAIMS FOR SUCH LOSSES ARE HEREBY WAIVED AND RELEASED.

9.2                               Administrator Indemnity; Disclaimer.

(a)                                 THE ADMINISTRATOR HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS THE COMPANY RELATED PARTIES FROM AND AGAINST ANY AND ALL LOSSES OF ANY OF THE COMPANY RELATED PARTIES FOR INJURY OR DEATH OF NATURAL PERSONS OR PHYSICAL LOSS OF OR DAMAGE TO PROPERTY OF ANY PERSON OTHER THAN ANY COMPANY RELATED PARTY TO THE EXTENT ARISING OUT OF THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATOR IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT.

(b)                                 IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE TO ANY COMPANY RELATED PARTIES PURSUANT TO THIS SECTION 9.2(b) FOR ANY LOSS THAT ARISES OUT OF, RELATES TO, OR IS OTHERWISE ATTRIBUTABLE TO THIS AGREEMENT OR THE PERFORMANCE OF SERVICES, OR ANY ADDITIONAL SERVICES, HEREUNDER, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATOR. THIS SECTION 9.2(b) SPECIFICALLY PROTECTS THE ADMINISTRATOR AGAINST SUCH LOSSES EVEN IF AND TO THE EXTENT THAT THEY ARE CAUSED BY THE STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY (OTHER THAN FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE ADMINISTRATOR; AND ALL SUCH CLAIMS FOR SUCH LOSSES ARE HEREBY WAIVED AND RELEASED.

9.3                               Third Party Providers.

Subject to Section 2.3, the Administrator may engage independent consultants, engineers, and contractors to complete any of its scope of work under this Agreement which is covered either by the Administrator’s Fixed Fee or by the Administrator’s reimbursement for Additional Services, if any. The Administrator will cause all of such providers of any tier to perform any Services or Additional Services, if applicable, in conformity with all of the applicable provisions of this Agreement. The Administrator shall be responsible and liable for the actions of such Persons in the same manner as if the scope of such engagements were performed by the Administrator under this Agreement.

ARTICLE 10
TERMINATION

10.1                        Termination by Company.

The Company may terminate this Agreement by written notice to the Administrator if any of the following occurs:

(a)                                 For Administrator Breach. The Administrator (i) breaches any provision of this Agreement, or (ii) engages in negligence or willful misconduct in the performance of the Services or Additional Services or any other of its obligations hereunder or fails to meet its standard of performance set forth in Section 11.1; and the Administrator fails to cure any such breach or action within thirty (30) Days after receiving notice thereof from the Company (or, if such cure cannot reasonably be completed within the thirty (30) Day period, the Administrator fails to undertake and promptly cure upon receipt of such notice or fails to give adequate assurances to the Company (in the Company’s sole discretion) that such breach or action will be so cured with all reasonable speed, not to exceed an additional thirty (30) Days);

(b)                                 Change of Control. At any time following the Effective Date, if the Administrator or any of its Affiliates no longer owns at least 40% of the membership units of the Holding Company;

(c)                                  For Cessation of Operations. The Administrator dissolves, liquidates, or terminates its company existence; or

(d)                                 Exceeding Liability Limitations. The aggregate liability of the Administrator to the Company for Losses incurred under or arising from this Agreement in a given calendar year equals or exceeds the aggregate liability cap of the Administrator set forth in Section 12.1.

In the event of any permitted termination of this Agreement by the Company under this Section 10.1, the Administrator shall provide reasonable assistance to the Company to assure a smooth, efficient transition of its services to the Company, or any successor operator selected by the Company, for which the Administrator shall be compensated as a Reimbursable Expense. If so instructed by the Company, the Administrator shall cancel all contracts in a commercially reasonable manner and otherwise use reasonable efforts to mitigate costs associated with such cancellations; provided, however, that all such cancellation and termination costs and expenses shall be borne by the Company and not the Administrator as a Reimbursable Expense; and

provided, further, that such amounts do not include any sums which are disputed by reason of the Administrator’s default; and provided, further, that the Company shall be entitled to off-set any amounts owed to the Company by the Administrator. The Administrator shall forthwith deliver to the Company any plans, designs, papers, computer data, warranties or printouts or other materials which the Administrator has generated or has received in the course of performing its duties hereunder. All property of the Company shall be returned to the Company. The Company shall have no right to remove the Administrator except as expressly set forth in this Agreement.

10.2                        Termination by Administrator.

The Administrator may terminate this Agreement by written notice to the Company if any of the following occurs:

(a)                                 For Company’s Breach. The Company’s failure to make undisputed payments when such payments are due and payable under Article 7, unless within thirty (30) Days after written notice from the Administrator to the Company of such non-payment, the Company makes such payments in accordance herewith;

(b)                                 Change in Ownership of Facility. At any time during the Term if the Company no longer owns the Facility, the Administrator may terminate this Agreement upon no fewer than ninety (90) Days’ written notice to the Company; or

(c)                                  For Cessation of Operations. The Company dissolves, liquidates, or terminates its company existence.

In the event of any permitted termination of this Agreement by the Administrator under this Section 10.2, the Administrator shall provide reasonable assistance to the Company to assure a smooth, efficient transition of its services to the Company, or any successor operator selected by the Company, for which the Administrator shall be compensated as a Reimbursable Expense, and the Administrator shall be entitled to any outstanding monthly Fixed Fee payments and other Reimbursable Expenses due and payable prior to such termination. If so instructed by the Company, the Administrator shall cancel all contracts in a commercially reasonable manner and otherwise use reasonable efforts to mitigate costs associated with such cancellations; provided, however, that all such cancellation and termination costs and expenses shall be borne by the Company and not the Administrator as a Reimbursable Expense.

10.3                        Delivery of Company Property and Other Matters.

The Administrator shall deliver to the Company all of the Company Property (including any copies thereof) upon expiration or termination of this Agreement and upon reasonable request of the Company from time to time. Upon expiration or termination of this Agreement, the Parties shall cooperate with one another in the orderly transfer of Services and any Additional Services, including providing all information, service schedules, reports and other data in the Administrator’s possession and relating to the Facility (except as otherwise provided in Section 8.1) and at the Company’s request, any rights under any contract with Subcontractors to the extent assignable; provided, however, that any such efforts requested by the Company and performed by the Administrator after the date of termination or expiration of this Agreement (for any reason) shall be a Reimbursable Expense and compensated in accordance with Article 7.

ARTICLE 11
STANDARD OF PERFORMANCE

11.1                        Standard of Performance; No Implied Warranties.

(a)                                 Throughout the Term of this Agreement, the Administrator shall perform the Services and Additional Services and all other obligations under this Agreement in a prudent and commercially reasonable manner and in accordance with the terms and conditions of this Agreement, the requirements of any Financing Agreement (which requirements will be related to the Administrator by the Company), and all applicable Laws. In addition, the Administrator shall perform the Services and any Additional Services consistent with the Company’s obligations under the Project Agreements, to the extent such Project Agreements relate to or affect the administration of the Facility (to the extent that the Administrator receives a copy of any such Project Agreement, and any amendment, modification or supplement thereto).

(b)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ARTICLE 6, THE ADMINISTRATOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE (WHETHER IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE RESULTS OF SERVICES OR ADDITIONAL SERVICES, COMPANY PROPERTY OR ANY PRODUCT, MATERIAL OR SERVICES OF ANY PERSONS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE ADMINISTRATOR, AND ARE EXPRESSLY WAIVED BY THE COMPANY.

ARTICLE 12
LIMITATIONS OF LIABILITY

12.1                        Total Limitation of Liability.

EXCEPT IN THE CASE OF FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE ADMINISTRATOR’S TOTAL LIABILITY (BUT SPECIFICALLY EXCLUDING ANY INSURANCE PROCEEDS OTHERWISE PAYABLE TO THE COMPANY RELATED PARTIES AS ADDITIONAL INSUREDS UNDER THE INSURANCE COVERAGES DESCRIBED IN SCHEDULE 14) INCURRED AS A RESULT OF EVENTS OCCURRING OR CLAIMS ARISING IN ANY CALENDAR YEAR DURING THE TERM OF THIS AGREEMENT, WHETHER BASED IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RESULTING FROM THIS AGREEMENT OR FROM THE PERFORMANCE OR BREACH HEREOF, OR FROM ANY SERVICES OR ANY ADDITIONAL SERVICES COVERED BY OR FURNISHED BY THE ADMINISTRATOR, SHALL IN NO EVENT EXCEED THE VALUE OF THE SUM OF THE ADMINISTRATOR’S FIXED FEE FOR THE APPLICABLE CALENDAR YEAR AND ANY ACCRUED FEES FOR ADDITIONAL SERVICES UNDER THIS AGREEMENT FOR SUCH CALENDAR YEAR.

12.2                        Waiver of Consequential Damages.

NO ADMINISTRATOR RELATED PARTIES SHALL BE LIABLE TO ANY COMPANY RELATED PARTIES, NOR SHALL ANY COMPANY RELATED PARTIES BE LIABLE TO ANY ADMINISTRATOR RELATED PARTIES, FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES THAT ARISE OUT OF, RELATE TO, OR ARE OTHERWISE ATTRIBUTABLE TO THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF SERVICES, OR ANY ADDITIONAL SERVICES, OR OTHER DUTIES HEREUNDER. THIS ARTICLE 12 SPECIFICALLY PROTECTS THE ADMINISTRATOR RELATED PARTIES, AND THE COMPANY RELATED PARTIES, AGAINST SUCH PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES EVEN IF WITH RESPECT TO THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF THE ADMINISTRATOR RELATED PARTIES AND THE COMPANY RELATED PARTIES, AS THE CASE MAY BE; AND ALL RIGHTS TO RECOVER SUCH PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARE HEREBY WAIVED AND RELEASED, EXCEPT TO THE EXTENT SUCH DAMAGES ARE OWED TO THIRD PARTIES IN RELATION TO A LOSS FOR WHICH ONE PARTY OWES INDEMNITY OBLIGATIONS TO THE OTHER PARTY UNDER THIS AGREEMENT.

ARTICLE 13
FORCE MAJEURE

Notwithstanding any other provision of this Agreement, each Party’s obligations under this Agreement shall be suspended by any Force Majeure if and to the extent that such Party is prevented or delayed from performing by reason of the Force Majeure; provided, however, that (a) the prevention or delay of performance shall be of no greater scope and of no longer duration than is necessarily caused by the Force Majeure and required by any remedial measures, (b) no obligations of any Party that arose before the occurrence of such causes shall be excused as the result of the occurrence, and (c) each Party shall use reasonable commercial efforts to remedy its inability to perform; provided, further, that no Force Majeure shall excuse any payment obligations of either the Administrator or the Company due hereunder. If the performance by either Party of its obligations under this Agreement is affected by any Force Majeure, such Party shall as soon as practicable notify the other Party of the nature and extent thereof.

ARTICLE 14
INSURANCE

14.1                        Company’s Insurance Requirements.

For the duration of this Agreement, the Company shall, at its sole cost and expense, maintain the insurance policies and coverages described as insurance requirements of the Company in Schedule 14.

14.2                        Administrator’s Insurance Requirements.

For the duration of this Agreement, the Administrator shall, at its sole cost and expense, procure and maintain the insurance policies and coverages described as insurance requirements of Administrator in Schedule 14.

14.3                        Evidence, Terms and Modification of Insurance.

Each Party shall provide the other Party with insurance certificates reasonably acceptable to such other Party evidencing that insurance coverages are in compliance with this Agreement. In the event that any insurance as required herein is commercially available only on a “claims- made” basis, such insurance shall provide for a retroactive date not later than the date of this Agreement and such insurance shall be maintained by a Party, with a retroactive date not later than the retroactive date required above, for a minimum of three (3) years after the term hereof. If any insurance required to be maintained by a Party hereunder ceases to be available on commercially reasonable terms in the commercial insurance market, such Party shall provide written notice to the other Party, accompanied by a certificate from an independent insurance advisor of recognized national standing, certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for electric generating plants of similar type, geographic location and design. Upon receipt of such notice, such first-mentioned Party shall use commercially reasonable efforts to obtain other insurance that would provide comparable protection against the risk to be insured, and the other Party shall not unreasonably withhold its consent to modify or waive such requirement.

ARTICLE 15
NOTICES

All notices and other communications required or permitted by this Agreement or by applicable Law to be served upon or given to a Party by the other Party shall be in writing and shall be deemed duly served, given and received (a) on the date of service, if served personally or sent by facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (b) on date of receipt, if mailed by certified mail, postage prepaid, return receipt requested, or (c) on the date of receipt if sent by a nationally recognized courier for next Day service and so addressed as follows:

If to the Company:

NRG West Holdings LLC

c/o NRG Energy, Inc.

Attention: Todd Kerschbaum, President

NRG Tower at the Houston Pavilions

1201 Fannin

Houston, TX 77002

Facsimile: (713) 537-4206

Telephone: (713) 537-2104

- and –

El Segundo Energy Center LLC

c/o NRG Energy, Inc.

Attention: Steve Hoffmann, President

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Facsimile: (760) 918-0310

Telephone: (760) 710-2141

with a copy to:

El Segundo Energy Center LLC

c/o NRG Energy, Inc.

Attention: Regional General Counsel

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Facsimile: (760) 918-0310

Telephone: (760) 710-2187

If to the Administrator:

NRG West Coast LLC

c/o NRG Energy, Inc

Attention: Regional General Counsel

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Facsimile: (760) 918-0310

Telephone: (760) 710-2187

with a copy to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Facsimile: (609) 524-4941

Attention: General Counsel

The Parties, by like notice in writing, may designate, from time to time, another address or office to which notices shall be given pursuant to this Agreement.

ARTICLE 16
CONFIDENTIALITY

16.1                        Confidentiality.

(a)                                 The Confidential Information shall not be disclosed or permitted to be disclosed by the Receiving Party to any other person or entity not a Party hereto without the prior written consent of the Disclosing Party, except:

(i)                                     to the Receiving Party’s Representatives; provided that the Receiving Party guarantees the adherence of its Affiliates to, and will be responsible for their breach of, this Article 16; and provided, further, that prior to making disclosure of Confidential Information to its Representatives who are not directors, officers or employees of the Receiving Party or its Affiliates, the Receiving Party shall obtain a written undertaking of confidentiality not less restrictive than this Article 16 from each such Representative (except in the case of outside legal counsel the Receiving Party shall only be required to procure that such legal counsel is bound by a professional legal duty of confidentiality); and

(ii)                                  to the extent such information is required to be disclosed under applicable Law or stock exchange regulations or by a governmental or court order, decree, regulation or rule; provided that the Receiving Party makes all commercially reasonable efforts to give prompt written notice to the Disclosing Party as far as possible in advance of such disclosure to permit the Disclosing Party to obtain a protective order against or otherwise to limit the disclosure (in connection with which the Receiving Party shall reasonably cooperate with the Disclosing Party); and provided, further, that, in any case, the Receiving Party shall only disclose that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is required to be disclosed and shall use its commercially reasonable efforts to ensure further confidential treatment of the Confidential Information so disclosed.

(b)                                 The Receiving Party shall use the Confidential Information, or permit the same to be used by the Receiving Party’s Representatives, in connection with the Receiving Party’s exercise of its rights and performance of its obligations under this Agreement and for no other purpose whatsoever.

(c)                                  The Parties acknowledge that the Disclosing Party would not have an adequate remedy at law for money damages if the covenants contained in this Article 16 were breached. Accordingly, the Disclosing Party shall be entitled to an injunction restraining such disclosure and other equitable relief (including specific performance), without the requirement of posting a bond or other security.

ARTICLE 17
DISPUTE RESOLUTION

17.1                        Applicability.

Unless stated otherwise herein, all Disputes shall be resolved in accordance with the dispute resolution procedures set forth in this Article 17. Notwithstanding the foregoing, (a) the Parties may at any time seek injunctive or equitable relief from a court of competent jurisdiction, and (b) nothing herein shall prevent a Party from defending or pursuing any claim in a court or other proceeding against a third party that has been initiated by such third party. In the event any Dispute involves common issues of fact, liability or responsibility with any dispute or controversy under any of the O&M Agreement, the Construction Management Agreement, the Energy Marketing Agreement and the Power Purchase Agreement, each of the Parties agrees, where reasonably justified, to join such Dispute with such other disputes and controversies to seek a common resolution of all such matters.

17.2                        Negotiation by Senior Management.

(a)                                 In the event of a Dispute between the Parties, the Parties will use all reasonable efforts to reach a satisfactory solution by referring the Dispute to senior management of each of the Parties.

(b)                                 Senior management of the Parties will meet as soon as possible, on no less than seven (7) Days’ written notice, unless specifically agreed otherwise and shall negotiate in good faith. Senior management of the Parties shall examine any submissions by the Parties, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.

(c)                                  Should senior management of the Parties be unable to resolve the Dispute within thirty (30) Days after commencement of negotiation by such senior management, then either Party may, by delivery of written notice to the other, submit the Dispute to binding arbitration in accordance with Section 17.3.

17.3                        Binding Arbitration.

(a)                                 If a Dispute remains unresolved after the discussions of senior management of the Parties in accordance with Section 17.2 hereof, or if one or both of the Parties fail to comply with any of the time periods set forth in Section 17.2(b) above, the Parties agree that upon prior written notice to the other Party, either Party may submit such Dispute to binding arbitration and that all such Disputes shall be finally settled by binding arbitration, pursuant to the rules of the American Arbitration Association (subject to the first clause of Section 17.3(b)), by three (3) arbitrators who are to be appointed in accordance with the said rules and who, to the extent possible, shall have experience and expertise in the subject matter involved in the Dispute.

(b)                                 Unless all Parties can agree in writing on a single arbitrator within ten (10) Days after the delivery of notice referred to in Section 17.3(a), then, within ten (10) Days thereafter, Company, on the one hand (which shall be entitled to specify one arbitrator), and Administrator, on the other hand (which shall be entitled to specify one arbitrator), shall each notify the other in writing of the name of the independent arbitrator chosen by them to participate as a member of a three-member panel of arbitrators. If either Company or Administrator fails to give the other timely notice of such appointment, then the Party who timely gave such notice shall be entitled to require that its arbitrator act as the sole arbitrator hereunder. If an arbitrator is timely appointed by each of the Parties, the two named arbitrators shall select the third member of the arbitration panel within ten (10) Days after they have both been appointed, and they shall promptly notify the Parties thereof. Each Party shall promptly notify the other Party and the

Party-selected arbitrators in writing if the third arbitrator has any relationship to or affiliation with such Party (a “Notice of Relationship”), in which event another arbitrator shall be selected within ten (10) Days after receipt of such Notice of Relationship by the Party-selected arbitrators. If the two initially appointed arbitrators cannot timely agree on a third arbitrator, then any Party may request that the American Arbitration Association select the third arbitrator. The arbitrators, to the extent possible, shall have experience and expertise in the subject matter involved in the Dispute.

(c)                                  The arbitration hearing shall be held at a site in New York, New York, to be agreed to by a majority of the arbitrators on thirty (30) days’ written notice to the Parties. The arbitration proceedings shall be held in the English language.

(d)                                 The arbitration hearing shall be concluded within one hundred twenty (120) Days unless otherwise ordered by a majority of the arbitrators on compelling grounds, and the award thereon or decision with respect thereto shall be made within ten (10) Days after the close of the submission of evidence. Arbitration demanded hereunder by any Party shall be final and binding on the Parties and may not be appealed except in the case of manifest error or impropriety in the arbitration proceedings. The decision, arbitration order and relief agreed upon in writing by any two or more of the arbitrators (in the case of a three-member panel) shall be deemed the decision of the panel for all purposes hereof. If two or more members of the arbitration panel cannot agree, then the decision of the arbitrator not appointed by any Party shall control. The references herein to the arbitration panel shall also be deemed to refer to a single arbitrator where a panel is not being used hereunder, and all references to decisions, orders, awards and relief granted by the panel of arbitrators shall mean the decision, order, award or relief agreed upon in writing by the required number of members of the panel, as indicated.

(e)                                  The Parties agree that the arbitration panel may render and the Parties shall abide by any interim ruling that the arbitration panel deems necessary or prudent regarding discovery, summary proceedings, or other pre-arbitration matters.

(f)                                   The Parties hereby submit to the in personam jurisdiction of the state and federal courts located in New York, and agree that any such court may enter all such orders as may be necessary or appropriate to enforce the provisions hereof and/or to confirm any pre-arbitration ruling or decision or any award rendered by the arbitration panel. Any court of law of New York or the United States of America shall enforce the decision of the panel of arbitrators (or single arbitrator, as applicable) in its entirety and only in its entirety; provided, however, that if a court for any reason refuses to enforce any equitable remedies ordered by the arbitration panel, such refusal shall not affect any damage or attorney fee award made by the arbitration panel.

(g)                                  Any costs or other expenses, including reasonable attorneys’ fees and costs incurred by the successful Party, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful Party, borne equally, or assessed in any manner within the discretion of the arbitration panel and shall be included as part of any order or decision rendered by the arbitration panel. The arbitration panel may also order any Party who is ordered to pay any other Party’s attorneys’ fees and costs to pay interest on such award at a rate not to exceed the prime rate published in the Wall Street Journal edition from the date of the award until paid. As an initial matter (and until ordered differently by the arbitration panel in connection with an award), the Parties shall each pay the fees, costs and expenses charged by the arbitrator chosen by it, and, in advance, one-half (1/2) of the fees, costs and expenses charged by the third arbitrator.

(h)                                 Third parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been confirmed or adopted by a court, or incorporated in any order of any court.

ARTICLE 18
MISCELLANEOUS

18.1                        Governing Law.

This Agreement is governed by the Laws of the State of New York, excluding any choice of law rules that would direct application of Laws of another jurisdiction (other than Section 51401 of the New York General Obligations Law). Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and waives, to the fullest extent legally permissible, any objection which it may now or hereafter have to the personal jurisdiction of such courts or venue of any proceeding arising out of or relating to this Agreement in such courts and any defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. IN ADDITION, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

18.2                        Compliance with Laws; Taxes.

At all times during the term of this Agreement, in the performance of its obligations hereunder, the Administrator shall comply with all applicable Laws of all Governmental Authorities having jurisdiction over the Facility, the Facility Site, the Services, the Additional Services, if any, or the Parties. The Administrator shall be responsible, in connection with its performance of the Services and Additional Services, if applicable, for (a) all payroll, withholding, old age, social security, unemployment, accident insurance, health insurance, employee benefit, and other taxes of employees of the Administrator, (b) all taxes with respect to amounts paid to the Administrator pursuant to this Agreement, including income and franchise taxes, and (c) all surcharges, penalties, fees and other governmental amounts and charges relating thereto. This Agreement is subject to all present and future Laws, including valid orders, rules and regulations of any Governmental Authority having jurisdiction over the Facility, the Facility Site, the Services, the Additional Services, if any, or the Parties.

18.3                        Survival.

Notwithstanding any other provision of this Agreement, the provisions of Article 9, Section 10.3, Article 12, Article 16, Article 17 and this Section 18.3 are intended to and shall survive termination of this Agreement so as to cover all Claims instituted within the period set forth in the applicable statute of limitations.

18.4                        Headings.

The descriptive headings of all Articles and Sections of this Agreement are formulated and used for convenience only and arc not be deemed to affect the meaning or construction of any such Article or Section.

18.5                        Assignment.

The Administrator may not assign, pledge or otherwise transfer this Agreement without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, such restriction on assignment shall not apply if the assignment is to an Affiliate of the Administrator or constitutes an indirect assignment as a result of a merger, acquisition, sale or other institutional reorganization of the Administrator or its Affiliates. This Agreement may be assigned by the Company to a successor owner of the Facility; provided that no such assignment shall diminish the rights or enlarge the obligations of the Administrator under this Agreement. Any assignment, pledge or other transfer in violation of this Section 18.5 shall be null and void. The Company may pledge, collaterally assign, or encumber its rights under this Agreement to any lender of the Company, and in such event, the Administrator agrees to execute a consent to assignment (in form and substance reasonably acceptable to the Administrator) consistent with then-current financing requirements, The Administrator also agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by the Company, execute and deliver to the Company and/or its lender, such estoppel statements as may reasonably be requested.

18.6                        Effect of Waiver.

The Parties agrees that no failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, unless such waiver is made expressly and confirmed in writing by the Party against whom such waiver would be enforced, nor shall any single or partial exercise by a Party of any right, power or privilege hereunder preclude any other or future exercise thereof.

18.7                        Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

18.8                        Entire Agreement; Amendments.

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, communications and understandings, written or oral, express or implied, pertaining thereto. Any modifications, amendments, or changes to this Agreement shall be binding upon the Parties only if agreed upon in writing and signed by the authorized representatives of the Parties.

18.9                        Not for the Benefit of Third Parties.

This Agreement is intended to be solely for the benefit of the Parties, their respective successors and permitted assignees, and is not intended to and shall not confer any rights or benefits on any party not a signatory hereto.

18.10                 Counterparts.

This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding that all of the Parties are not signatories to the original or to the same counterpart. A copy of this Agreement signed by a Party and delivered by facsimile transmission to the other Party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such first-mentioned Party.

18.11                 Further Assurances.

Each Party agrees to provide such information, execute and deliver any instruments and documents, and to take such other actions as may be necessary or reasonably requested by the other Party, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations or materially affect the cost of performance, other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

18.12                 No Recourse to Affiliate.

This Agreement is solely and exclusively between the Company and the Administrator, and any obligations created in this Agreement will be the sole obligations of the Parties to this Agreement. No Party will have recourse to any parent, subsidiary, partner, joint venture, affiliate, director of officer of the other Party for performance of such obligations unless the obligations are assumed in writing by the person against whom recourse is sought.

18.13                 No Liens.

The Administrator will not create, permit or suffer to exist by the Administrator or its employees, agents, representatives, contractors, Subcontractors or vendors, any liens on the Services, the Additional Services, the Facility, the Facility Site or other facilities, equipment or materials used to provide or incorporated into the Services or the Additional Services. The Administrator shall promptly notify the Company of any such lien and take all prompt steps to discharge any such lien filed against any such item by the Administrator or its employees, agents, representatives, contractors, Subcontractors or vendors. If the Administrator fails to discharge promptly any such lien, the Company will have the right to notify the Administrator in writing and to take any reasonable action to satisfy, defend, settle or otherwise remove the lien at the Administrator’s expense.

18.14                 Cooperation with Lenders.

Notwithstanding any other provision of this Agreement, the Administrator shall during normal business hours and upon reasonable prior notice, cooperate with experts and lenders and make all information, reports, logs and other documents relating to the Services and the Additional Services (subject to the exclusion stated in Section 8.1) available to such experts and lenders, and shall make the Administrator’s personnel available for consultation with such experts and lenders all as reasonably requested.

18.15                 Untimely Payments.

In the event the Company fails to make timely payment of a properly rendered invoice in accordance with Article 7, then the Company shall be responsible for any interest charged by a vendor or contractor as a result of the Company’s late payment.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
TO
PROJECT ADMINISTRATION SERVICES AGREEMENT
BY AND AMONG EL SEGUNDO ENERGY CENTER LLC,
NATURAL GAS REPOWERING LLC AND NRG WEST COAST LLC

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representative of each of the Company, the Holding Company and the Administrator as of the Effective Date.

NRG WEST COAST LLC

By:	/s/ Keith Richards
Name:	Keith Richards
Title:	Vice President

EL SEGUNDO ENERGY CENTER LLC

By:	/s/ M. Stephen Hoffmann
Name:	M. Stephen Hoffmann
Title:	President

NRG WEST HOLDINGS LLC

By:	/s/ Todd Kerschbaum
Name:	Todd Kerschbaum
Title:	President

EXHIBIT A

SCHEDULE OF DEFINITIONS

Apart from pronouns and except as required by grammatical usage, when used in the Agreement (as defined below), unless otherwise defined therein, the following capitalized terms shall have the respective meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 4.2(0).

“Administrator” shall have the meaning ascribed to it in the Preamble.

“Administrator Related Parties” shall mean the Administrator and its Affiliates, and their respective members, directors, officers, employees, agents and representatives.

“Affiliate” shall mean, with respect to any Party, any Person directly or indirectly controlling, controlled by or under common control with such Party. The term “control” and correlative terms include the possession, directly or indirectly and whether acting alone or in conjunction with others, of the authority to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, neither the Company nor the Administrator shall be considered an Affiliate of the other for purposes of this Agreement.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Approved Budget” shall mean the total capital budget, including any contingency set forth therein, or operating budget and funding schedule for the payment of costs to develop, construct, startup and finance the Facility.

“Approved Operating Budget” shall mean an operating budget for the calendar year immediately succeeding the First Full Year.

“Budget” shall mean, collectively, the Approved Budget for the duration thereof and each Approved Operating Budget.

“Business Day” shall mean any Day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of New York are required or permitted by law to be closed.

“Claim” shall mean claims, actions, damages, expenses (including reasonable attorneys’ fees and court costs), fines, penalties, losses and liabilities, including any tax assessments from applicable Governmental Authorities.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company Property” shall have the meaning set forth in Section 8.1.

“Company Related Parties” shall mean the Company and its Affiliates, and their respective members, directors, officers, employees, agents and representatives.

“Confidential Information”, with respect to a given Disclosing Party and the respective Receiving Party, shall mean, collectively and individually, all data, materials and information (including software, data, technology, know-how, trade secrets, processes, ideas, inventions (whether patentable or not), prototypes, schematics, design plans, drawings, pricing information, customer and service provider lists, business arrangements, business information, financial information, financial results, technical information, analyses, forecasts, compilations, studies, contracts, agreements, and planning or strategy information) provided by or on behalf of a Party (each Party in such capacity, a “Disclosing Party”) to the other Party (each Party in such capacity, a “Receiving Party”) or the Receiving Party’s Representatives, or to which the Receiving Party or the Receiving Party’s Representatives are given access by or on behalf of the Disclosing Party, whether verbally or in written or electronic form, related to the Disclosing Party, the Facility or the Company in the course of provisions of the Services or Additional Services or otherwise in connection with this Agreement.

Notwithstanding the foregoing, Confidential Information under this Agreement does not include any information that: (i) the Receiving Party can demonstrate is now publicly available, or that later becomes publicly available through no action by the Receiving Party or the Receiving Party’s Representatives in violation of this Agreement; (ii) the Receiving Party can demonstrate is already in the possession of the Receiving Party or the Receiving Party’s Representatives and is not subject to a confidentiality or fiduciary obligation at the time of the information’s disclosure under this Agreement, (iii) the Receiving Party can demonstrate is lawfully received from any source other than the Disclosing Party or the Disclosing Party’s Representatives under circumstances not involving, to the Receiving Party’s knowledge, a breach of any fiduciary or confidentiality obligation; or (iv) the Receiving Party can demonstrate is independently developed by or for the Receiving Party or the Receiving Party’s Representatives without reference to, or the use of, any portion of the Confidential Information.

“Construction Management Agreement” shall mean the Construction Management Agreement dated as of even date herewith between the Company and NRG Construction LLC, as Construction Manager.

“Construction Manager” shall mean such person designated by the Company to act as the construction manager under the Construction Management Agreement.

“Day” shall mean a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Default Rate” shall have the meaning set forth in Section 7.4.

“Dispute” shall mean any controversy, Claim or dispute that arises out of or in connection with this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, whether the same is based on rights, privileges or interests recognized by or based upon statute, contract, agreement (whether written or oral), tort, common law or other Law.

“Effective Date” shall have the meaning set forth in the Preamble.

“Energy Marketing Agreement” shall mean the Energy Marketing Services Agreement to be entered into by El Segundo Energy Center LLC and NRG Power Marketing LLC, pursuant to which NRG Power Marketing LLC agrees to provide certain marketing services for El Segundo Energy Center as set forth therein.

“Facility” shall have the meaning set forth in the Recitals.

“Facility Site” means the real property estates created by the Real Property Documents.

“Financing” means debt incurred, debt securities issued, or obligations incurred, by the Company or NRG West, the proceeds of which shall be used by the Company to finance the Facility.

“Financing Agreements” shall mean any documents or agreements entered into at any time by and among the Company or NRG West and any lenders or other parties evidencing or relating to the provision of any Financing.

“First Full Year” shall have the meaning set forth in Section 4.2(a)(ii).

“Fixed Fee” shall have the meaning set forth in Section 7.1.

“Force Majeure” shall mean acts of God or any other casualty or occurrence, condition, event or circumstance of any kind or nature, including natural catastrophes, terrorism, war or riots, that (i) prevents one Party from performing its obligations under this Agreement; (ii) is not within the reasonable control of, or is not the result of the negligence of, the Party claiming excuse; and (iii) by the exercise of due diligence, such Party is unable to overcome or avoid, or cause to be avoided. The following events, matters or things shall not constitute a Force Majeure: (a) any delay in performing or failure of performance of any contractual provision by a Party (except to the extent caused by a Force Majeure event); (b) economic hardship or the absence of sufficient financial means to perform obligations or the failure to make payments in accordance with this Agreement; (c) late delivery or breakage of equipment or materials (except to the extent caused by a Force Majeure event); or (d) any labor disturbance, strike or dispute of the Administrator’s workers or personnel or any its subcontractor’s workers or personnel or any independent contractor engaged by the Administrator or any of its subcontractors (unless such event is part of a national or regional disturbance, strike or dispute).

“GAAP” shall mean United States generally accepted accounting principles in the version effective as of the date of this Agreement.

“GDPIPD” shall mean the Gross Domestic Product Implicit Price Deflator, as published by the Department of Commerce: Bureau of Economic Analysis immediately preceding the applicable date of adjustment, or such other index as mutually agreed upon between the Administrator and the Company.

“Governmental Authority” shall mean any court, tribunal, authority, agency, commission, official or other instrumentality, including regulatory authorities and bodies, of the United States or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

“Holding Company” shall mean NRG West Holdings LLC.

“Initial Term” shall have the meaning set forth in Section 3.1(a).

“Law” shall mean any applicable constitutional provisions, statutes, acts, codes, laws, rules, regulations, ordinances, orders, decrees, rulings, judgments or decisions of a Governmental Authority or arbitral body.

“LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of El Segundo Energy Center LLC executed by NRG West, as amended, supplemented or modified from time to time in accordance with the terms thereof.

“Loss” shall mean any loss, liability, damage, claim, demand, cause of action, fine, penalty, expense and cost (including reasonable attorney’s fees and expenses and court costs) whether based in tort, breach of contract or any other cause of action.

“Notice of Relationship” shall have the meaning set forth in Section 17.3(b).

“NRG West” shall mean NRG West Holdings LLC.

“O&M Agreement” shall mean the Operation and Maintenance Management Agreement to be entered into by El Segundo Energy Center LLC and NRG El Segundo Operations Inc., pursuant to which Operator agrees to provide certain operations and maintenance services for the Facility as set forth therein.

“Operator” shall mean such Person designated by the Company to act as the “Contractor” under the O&M Agreement.

“Party” or “Parties” shall have the meaning ascribed to such terms in the Preamble.

“Permit” shall mean any waiver, exemption, variance, franchise, certification, approval, permit, authorization, license, consent, or similar order of or from any Governmental Authority having jurisdiction over the matter in question that have been provided to the Administrator as listed in Exhibit C .

“Person” shall mean any individual, partnership (general or limited), limited liability company, joint stock company, corporation, trust, unincorporated association or joint venture, any Governmental Authority, or any other entity.

“Placed-in-Service Date” shall have the meaning ascribed to such term in the Construction Management Agreement, and refers to the point in time when the Facility is placed in commercial operation.

“Power Purchase Agreement” shall mean that Amended and Restated Power Purchase Tolling Agreement, dated as of August 24, 2010, between El Segundo Energy Center LLC and Southern California Edison Company for 550 MW, as the same may be amended or restated and in effect from time to time, and any other agreement for the sale of electricity and the environmental attributes thereto or ancillary services of the Facility.

“Project Agreements” shall mean the agreements listed in Exhibit D attached hereto, as such Exhibit D may be amended from time to time by mutual agreement of the Parties.

“Real Property Documents” shall mean those easements, leases or deeds entered into by the Company or its Affiliates and landowners, which evidence the land rights to the Facility Site and are listed on Exhibit B.

“Reimbursable Expenses” shall have the meaning given thereto in Section 7.2(a).

“Renewal Notice” shall have the meaning set forth in Section 3.1(a).

“Representatives”, with respect to a Party, shall mean, collectively and individually, (i) the officers, directors, employees, shareholders, partners, agents, consultants, contractors (including, with respect to the Administrator, the Administrator’s Subcontractors), advisors, lenders, underwriters, trustees of such Party and those of its Affiliates who have a need to know such information in connection with the exercise of such Party’s rights and performance of such Party’s obligations under this Agreement and (ii) directors, officers, and employees of bona fide prospective purchasers of an equity interest in such Party or any of its parent companies or of all or substantially all assets of such Party or any of its parent companies who are actively and directly participating in negotiations for such purchase transaction(s) and who otherwise need to know the Confidential Information for the purpose of evaluation or consummation of such potential purchase transactions (including their advisors, legal counsel, lenders and accountants who has a need to know in connection with such transaction and who have entered into a written undertaking of confidentiality not less restrictive than Article 16).

“Schedule of Definitions” shall mean this Schedule of Definitions.

“Services” shall have the meaning set forth in Article 4.

“Statement of Work” shall have the meaning set forth in Section 4.2(c).

“Subcontractors” shall have the meaning set forth in Section 2.3.

“Term” shall have the meaning set forth in Article 3.

“Terminating Party” shall have the meaning set forth in Article 10.